Exhibit 99.1

	Contact: Trans World Entertainment John Anderson Acting Chief Financial Officer	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com)
	(518) 452-1242	(212) 827-3773
38 Corporate Circle
Albany, NY 12203

www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES THIRD QUARTER RESULTS

Net Loss Reduced By 51%

          Albany, NY, November 15, 2012 — Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its third quarter ended October 27, 2012. For the third quarter of 2012, the Company reported a $2.3 million decrease in its net loss to $2.2 million, or a loss of $0.07 per diluted share, compared to a net loss of $4.5 million, or a loss of $0.14 per diluted share, for the same period last year.

          Comparable store sales for the quarter were down 2% compared to the same quarter last year. Total sales for the quarter decreased 17% to $91.8 million compared to $110.0 million in 2011. During the quarter, the Company operated an average of 378 stores compared to 440 stores last year, a 14% decline.

          “The third quarter marked our 11th consecutive quarter of improved operating results,” said Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. “We’re moving in the right direction and look forward to the remainder of 2012 and beyond.”

          Gross profit for the quarter was $34.7 million, or 37.9% of sales, as compared to $40.7 million, or 37.0%, of sales for the same period last year. The 90 basis point increase in gross profit as a percentage of sales was due to higher margin rates across the majority of our product categories.

          Selling, general and administrative expenses (“SG&A expenses”) decreased 18% for the quarter to $35.4 million compared to $43.0 million for the comparable period last year. The reduction in SG&A expenses was due to the closing of underperforming stores and continued effective expense management. As a percentage of sales, SG&A expenses were 38.6% in the quarter compared to 39.1% for the same period last year.

          For the thirty-nine weeks ended October 27, 2012, the Company reported a $13.1 million decrease in its net loss to $1.3 million, or a loss of $0.04 per diluted share, compared to a net loss of $14.3 million, or a loss of $0.46 per diluted share, for the same period last year. For the thirty-nine weeks ended October 27, 2012, comparable store sales were flat as compared to last year. Total sales for the thirty-nine weeks ended October 27, 2012 decreased 16% to $295.1 million, compared to $349.5 million for the same period in 2011.

          Gross profit for the thirty-nine weeks ended October 27, 2012 was $112.4 million, or 38.1% of sales, compared to $128.9 million, or 36.9%, of sales for the same period last year. For the thirty-nine weeks ended October 27, 2012, SG&A expenses decreased 20% to $108.9 million compared to $136.1 million in the comparable period last year. As a percentage of sales, SG&A expenses improved by 200 basis points to 36.9% from 38.9% for the same period last year.

          Cash on hand at the end of the quarter was $59.9 million, compared to $19.0 million at the end of the third quarter last year. The Company did not require any borrowings under its line of credit at any point during fiscal 2012 and fiscal 2011. Inventory was $178.3 million at the end of the quarter, versus $223.5 million at the end of the third quarter last year, a reduction of 20%.

          Trans World will host a teleconference call today, Thursday, November 15, 2012, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

          Trans World Entertainment is a leading specialty retailer of entertainment products, including video, music, electronics, trend, video games and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

—    table to follow —

TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

STATEMENTS OF OPERATIONS:
(in thousands, except per share data)
	Thirteen Weeks Ended				Thirty-nine Weeks Ended

	October 27, 2012	% to Sales	October 29, 2011	% to Sales	October 27, 2012	% to Sales	October 29, 2011	% to Sales

Net sales	$91,769		$109,996		$295,094		$349,483

Cost of sales	57,032	62.1%	69,344	63.0%	182,724	61.9%	220,550	63.1%

Gross profit	34,737	37.9%	40,652	37.0%	112,370	38.1%	128,933	36.9%

Selling, general and administrative expenses	35,417	38.6%	43,049	39.1%	108,928	36.9%	136,112	38.9%

Depreciation and amortization	948	1.0%	1,345	1.2%	2,774	0.9%	4,666	1.3%

Income (loss) from operations	(1,628)	-1.7%	(3,742)	-3.4%	668	0.2%	(11,845)	-3.4%

Interest expense, net	513	0.6%	774	0.7%	1,805	0.6%	2,399	0.7%

Income (loss) before income taxes	(2,141)	-2.3%	(4,516)	-4.1%	(1,137)	-0.4%	(14,244)	-4.1%
Income tax expense (benefit)	47	0.1%	(5)	0.0%	141	0.0%	90	0.0%

Net income (loss)	$(2,188)	-2.4%	$(4,511)	-4.1%	$(1,278)	-0.4%	$(14,334)	-4.1%

Basic income (loss) per common share:

Basic income (loss) per share	$(0.07)		$(0.14)		$(0.04)		$(0.46)

Weighted average number of common shares outstanding - basic	31,555		31,454		31,543		31,445

Diluted income (loss) per common share:

Diluted income (loss) per share	$(0.07)		$(0.14)		$(0.04)		$(0.46)

Weighted average number of common shares outstanding - diluted	31,555		31,454		31,543		31,445

SELECTED BALANCE SHEET CAPTIONS:					October 27,		October 29,
(in thousands, except store data)					2012		2011

Cash and cash equivalents					$59,931		$19,017
Merchandise inventory					178,332		223,528
Fixed assets (net)					15,264		17,968
Accounts payable					65,002		78,539
Borrowings under line of credit					—		—
Long-term debt, less current portion					2,250		4,399

Stores in operation, end of period					376		440